As filed with the Securities and Exchange Commission on January 5, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________
VICON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New York	11-2160665
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Fell Court Hauppauge, New York 11788 (631) 952-2288 (Address, including zip code, and telephone number, including area code, of principal executive offices)

John M. Badke
Chief Executive Officer
135 Fell Court
(631) 952-2288
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies requested to:
Alison Newman, Esq.
Fox Rothschild LLP
101 Park Avenue
New York, NY 10178
(212) 878-7997
_______________________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by the selling stockholders.
_______________________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	7,500,000	$0.43	$3,225,000	$401.51
Common stock, par value $0.01 per share, underlying warrants	1,500,000	$0.43	$645,000	$80.30
TOTAL	9,000,000	$0.43	$3,870,000	$481.82

(1)
The amount to be registered hereunder consists of an aggregate of 9,000,000 shares of common stock to be offered by the selling stockholder named in this registration statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of the registrant’s common stock on January 2, 2018, as reported on the NYSE American.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated JANUARY 5, 2018
Preliminary Prospectus

9,000,000 Shares

VICON INDUSTRIES, INC.
Common Stock
________________________________

This prospectus relates to the resale, from time to time, of up to an aggregate of 9,000,000 shares of common stock of Vicon Industries, Inc. by the selling stockholder named in this prospectus and any prospectus supplement, including its pledgees, donees, transferees, assignees or other successors in interest. On November 8, 2017, the selling stockholder acquired 7,500,000 shares offered for resale under this prospectus pursuant to an Investment Agreement, dated as of July 27, 2017 in connection with our recently completed rights offering. In addition, on April 20, 2017, the selling stockholder acquired a warrant to purchase 1,500,000 shares of common stock. Upon exercise of the warrant, such shares may be resold by the selling stockholder under this prospectus. We issued the shares of common stock and the warrant to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.
The registration of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. The timing and amount of any sales are within the sole discretion of the selling stockholder. We will not receive any proceeds from sales of the shares offered by the selling stockholder, but we will receive $0.40 per share upon the exercise of the Warrant by the selling stockholder. We will incur expenses in connection with the offering.
The shares of common stock offered under this prospectus may be sold by the selling stockholder through public or private transactions, on or off the NYSE American exchange, at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling stockholder may sell shares of common stock under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 12 of this prospectus.
Our common stock trades on the NYSE American exchange under the symbol “VII.” On January 2, 2018, the last reported sale price of our common stock was $0.42 per share.
Investing in our common stock involves risk. We refer you to the section entitled “Risk Factors” on page 2 of this prospectus before you make an investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
___________________
The date of this prospectus is January 5, 2018

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	2
USE OF PROCEEDS	8
SELLING STOCKHOLDER	9
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND MORE INFORMATION	13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	13

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, the selling stockholder from time to time may sell the common stock described in this prospectus in one or more offerings. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholder. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the later-dated document modifies or supersedes the earlier statement.
You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholder have authorized any dealer, sales person or other person to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
Unless the context specifically indicates otherwise, references in this prospectus to “we,” “us,” “our,” the “Company” and “Vicon” refer collectively to Vicon Industries, Inc. and its consolidated subsidiaries.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Accordingly, these statements involve estimates, assumptions, risks and uncertainties, including the risks discussed in the section entitled “Risk Factors,” that could cause actual results to differ materially from those expressed in them. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the more detailed information and consolidated financial statements and the notes thereto incorporated by reference into this prospectus.
Unless the context specifically indicates otherwise, references in this prospectus to “we,” “us,” “our,” the “Company” and “Vicon” refer collectively to Vicon Industries, Inc. and its consolidated subsidiaries.
Our Company
Vicon Industries, Inc., a New York corporation founded in 1967, is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including digital and network video recorders (DVR & NVR), video encoders, decoders, servers and related video management software, data storage units, HD, IP and analog fixed and robotic cameras, and system peripherals. These products are widely deployed in commercial/industrial, critical infrastructure, city surveillance, education, gaming, corrections, government/law enforcement, healthcare, retail, and transportation applications, among others. Our common stock is traded on the NYSE American exchange under the symbol “VII.”
The address of our principal executive office is 135 Fell Court, Hauppauge, New York 11788, and our telephone number at that address is (631) 952-2288.  We are a “smaller reporting company” under rules and regulations of the SEC.

The Offering

Issuer	Vicon Industries, Inc.
Selling Stockholder	NIL Funding Corporation
Shares offered by the selling stockholder	9,000,000 shares of common stock
Shares outstanding	17,552,623 shares of common stock, as of January 5, 2018, not including 1,500,000 shares issuable upon exercise of the Warrant held by the selling stockholder.
Use of proceeds
All of the net proceeds from the sale of our common stock being offered under this prospectus will be received by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

NYSE American symbol	VII
Risk factors
Investing in shares of our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 2 for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks discussed below, together with the other information contained in this prospectus, any prospectus supplement or documents incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.
Risks Relating to our Business
We have a history of losses, negative cash from operations, and an accumulated deficit and have no assurance of success.
We incurred net losses for each of our last four fiscal years and had an accumulated deficit of approximately $35.1 million at September 30, 2017. During the years ended September 30, 2017 and 2016, we incurred net losses of $7.0 and $12.8 million, respectively, and utilized $3.1 and $3.7 million of cash in operating activities, respectively. Our cash on hand as of September 30, 2017 was approximately $2.3 million. Our operating losses were due principally to decreasing revenue levels from our legacy product offering, and ongoing new product development investments. Since 2012, we have made a significant investment in the development of our recently released and strategically critical Valerus video management system (VMS). The funding of this major development effort has contributed to our ongoing operating losses and depletion of our cash reserves. In addition, we encountered issues with certain of our camera offerings that have negatively impacted our revenues during the last twelve month period. We intend to continue funding the development of our new VMS platform and rebuilding our market channels requiring the expenditure of additional funds. There can be no assurance that after the expenditure of substantial funds and efforts, we will ever achieve and maintain a substantial level of sales of our products to achieve profitability.
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
Our independent registered public accounting firm issued a report on our September 30, 2017 financial statements that raised substantial doubt about our ability to continue as a going concern due to our continuing losses from operations and our need to raise additional funds to meet our obligations and sustain our operations. Our ability to continue as a going concern is dependent upon generating profits in the future and our ability to obtain the necessary financing to meet our obligations and repay our liabilities from normal business obligations when they become due. We cannot guarantee that we will achieve sufficient revenue growth from operations or become profitable. Further, even if we achieve profitability, given the competitive nature of the industry in which we operate, we may not be able to sustain or increase profitability, and our failure to do so would adversely affect our business, including our ability to raise additional funds.
We may need additional financing.
In November 2017, we raised approximately $3.3 million from our rights offering and the closing of our backstop commitment from NIL Funding Corporation. However, we believe that we may require additional financing over the next 12 months to implement our planned business objectives and strategies. There is no assurance that additional financing, if needed, will be available or on terms favorable or acceptable to us.
We have encountered production issues with our legacy product line and have been delayed in the introduction of our Valerus video management system products line. Our inability to provide consumers with attractive products would materially harm our brand, business, prospects, financial condition and operating results.
We have encountered issues with certain of our legacy camera offerings that have negatively impacted our revenues during the last twelve month period. In addition, we expect to see a continuing weakening in demand for our legacy VMS product offering, while our new Valerus product gains acceptance in the marketplace. Since 2012, we have made a significant investment in the development of Valerus, a completely new, and strategically critical, video management system. Although the initial release of this product offering was launched in January 2017 and is ultimately expected to significantly enhance the Company’s market competitiveness, an enhanced version of Valerus was just recently released in July 2017, with additional system enhancements expected to be released in 2018. The failure to generate sufficient demand for our Valerus VMS product line would materially harm our business, prospects, financial condition and operating results.

We have substantial indebtedness to NIL Funding Corporation secured by substantially all of our assets. If an event of default occurs under our credit agreement, NIL will have the ability to foreclose on our assets.
On April 20, 2017, we entered into a Second Amended and Restated Credit Agreement with NIL Funding Corporation which governs our $6 million revolving credit facility. The Credit Agreement provides for the following events of default (among others):

•	failure to pay interest and principal when due;

•	an uncured breach by us of any covenant (including a minimum net worth financial covenant), term or condition in the Credit Agreement or any of the related loan documents;

•	a breach by us, in any material respect, of any representation or warranty made in the Credit Agreement or any of the related loan documents;

•	any money judgment or similar final process is filed against us for more than $100,000;

•	the occurrence of a “Change in Control” as defined in the Credit Agreement; and

•	the occurrence of a material adverse change in our business or financial condition.
Upon the occurrence of an event of default under our agreements with NIL, NIL may enforce its rights as a secured party and we may lose all or a portion of our assets, be forced to materially reduce our business activities or cease operations.
If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.
We operate in a dynamic environment characterized by rapidly changing technologies and technological obsolescence. To compete successfully, we must design, develop, market and sell enhanced products that provide increasingly higher levels of performance and functionality and that meet the cost expectations of our customers. Our existing or future products could be rendered obsolete by the introduction of new products by our competitors; convergence of other markets with or into the video security market; the market adoption of products based on new or alternative technologies; or the emergence of new industry standards. In addition, the markets for our products are characterized by frequent introduction of next-generation and new products, short product life cycles, increasing demand for added functionality and significant price competition. If we or our customers are unable to manage product transitions in a timely and cost-effective manner, our business and results of operations would suffer.
Our failure to anticipate or timely develop new or enhanced products in response to technological shifts could result in decreased revenue. In particular, as experience in the delay with our Valerus VMS system has shown, we may encounter difficulties with product design, development of new software, manufacturing, marketing or qualification that could delay or prevent its development, introduction or marketing of new or enhanced products. Moreover, it is possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If we fail to introduce new or enhanced products that meet the needs of its customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.
We may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin products if they believe existing products are adequate to meet end customer expectations.
As we develop and introduce new products, we face the risk that customers may not value or be willing to bear the cost of incorporating these newer products into their solutions. Regardless of the improved features or superior performance of the newer products, customers may be unwilling to adopt our new products due to design or pricing constraints. Owing to the extensive time and resources that we invest in developing new products, if we are unable to sell customers new generations of our products, our revenue could decline and our business, financial condition, operating results and cash flows could be negatively affected.

The loss of key personnel could seriously harm our business, and our failure to attract or retain qualified management, engineering, sales and marketing talent could impair our ability to grow our business.
We believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled management, engineering and development teams, and sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell our products and keep pace with changes in technology. We believe that our future success is dependent on the contributions of our management team. The loss of the services of key personnel could harm our business, financial conditions and results of operations. For example, if any of these individuals were to leave unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for any such successor and while any successor is integrated into our business and operations.
Our key technical and engineering personnel represent a significant asset and serve as the source of our technological and product innovations. We may not be successful in attracting, retaining and motivating sufficient numbers of technical and engineering personnel to support our anticipated growth. The competition for qualified engineering personnel in our operating locations is very intense. If we are unable to hire, train and retain qualified engineering personnel in a timely manner, our ability to grow our business will be impaired. In addition, if we are unable to retain our existing engineering personnel, our ability to grow our revenue will be adversely affected.
We rely upon independent contract manufacturers and OEM suppliers. The loss of any of these manufacturers or suppliers may substantially disrupt our ability to obtain orders and fulfill sales of our products.
We rely principally upon independent contract manufacturers and OEM suppliers to produce and supply our products and expect to continue to rely on such entities in the future. Our failure to successfully manage our relationships with these parties could adversely affect our ability to market and sell our products.
We do not currently have formal contractual agreements with all of these contract manufacturers or suppliers. Any significant change in our relationships with these manufacturers or suppliers could have a material adverse effect on our businesses, operating results and financial conditions. We make substantially all of our purchases from suppliers on a purchase order basis.
While we intend to continue to invest in research and development, we may be unable to make the investments that are required to remain competitive.
Our industry requires a substantial investment in software and hardware development in order to bring to market new and enhanced products. Further, the ongoing shift to intelligent software solutions continues to burden our development resources. Our engineering and development expense was $4.8 million in 2017 and $5.2 million in 2016, or 18% and 15% of net sales, respectively. We expect to continue to increase research and development expenditures as compared to prior periods as part of our growth strategy through delivery of new, innovative and sustainable products. We have a very aggressive product development roadmap and do not know whether we will have sufficient financial resources to make the necessary investments required to achieve this strategy. In addition, we cannot assure you that the technologies which are the focus of our research and development expenditures will become commercially successful or generate any revenue.
We rely on third-party vendors for the supply of software development tools for the development of new products, and we may be unable to obtain the tools necessary to develop or enhance new or existing products.
We rely on third-party software development tools for assistance in the design, simulation and verification of new products or product enhancements. To bring new products or product enhancements to market in a timely manner, or at all, we need software development tools that are sophisticated enough or technologically advanced enough to complete their design, simulations and verifications. In the future, the design requirements necessary to meet consumer demands for more features and greater functionality from our products may exceed the capabilities of available software development tools. Unavailability of software development tools may result in missing design cycles, either of which could result in a loss of market share or negatively impact our operating results.

Our failure to adequately protect our intellectual property rights could impair our ability to compete effectively or defend ourselves from litigation, which could harm our business, financial conditions and results of operations.
Our success depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements and other contractual protections, to protect our proprietary technologies and know-how, all of which offer only limited protection. The steps we have taken to protect our intellectual property rights may not be adequate to prevent misappropriation of proprietary information or infringement of intellectual property rights, and our ability to prevent such misappropriation or infringement is uncertain, particularly in countries outside of the United States. Foreign patent protection is generally not as comprehensive as U.S. patent protection and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. For example, the legal environment relating to intellectual property protection in China is relatively weak, often making it difficult to create and enforce such rights. If such an impermissible use of our intellectual property or trade secrets were to occur, our ability to sell our products at competitive prices may be adversely affected and our business, financial condition, operating results and cash flows could be materially and adversely affected.
The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. We cannot assure you that others will not develop or patent similar or superior technologies, products or services, or that their patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others.
Unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from their technologies without paying them for doing so, which could harm our business. Monitoring unauthorized use of their intellectual property is difficult and costly. Although we are not aware of any unauthorized use of our intellectual property in the past, it is possible that unauthorized use of our intellectual property may have occurred or may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property.
We may in the future receive third party patent or copyright infringement claims or litigation pertaining to our proprietary and OEM product offerings. Although we believe our proprietary products do not infringe and have received indemnities from its OEM product suppliers, defense costs can be very expensive, time-consuming and may divert the efforts of our technical staff and management, which could materially harm our businesses, notwithstanding the outcome of any litigation or settlement process.
Failure to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, and similar laws associated with our activities outside of the United States could subject us to penalties and other adverse consequences.
We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit improper payments or offers of payment to foreign governments and political parties for the purpose of obtaining or retaining business. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other applicable laws and regulations. Any violation of the FCPA or other applicable anti-corruption laws could result in severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracting, which could have a material and adverse effect on our reputation, businesses, financial conditions, operating results and cash flows.
We are subject to warranty and product liability claims and to product recalls.
From time to time, we are subject to warranty claims that may require us to make significant expenditures to defend these claims or pay damage awards. In the future, we may also be subject to product liability claims. In the event of a warranty claim, we may also incur costs if they compensate the affected customer. We maintain product liability insurance, but this insurance is limited in amount. There is no guarantee that our insurance will be available or adequate to protect us against all claims. Costs or payments made in connection with warranty and product liability claims and product recalls could harm our financial condition and results of operations.

If our operations are interrupted, our business and reputation could suffer.
Our operations and those of our suppliers are vulnerable to interruption caused by technical breakdowns, computer hardware and software malfunctions, software viruses, infrastructure failures, fires, earthquakes, floods, power losses, telecommunications failures, terrorist attacks, wars, Internet failures and other events beyond their control. Although we maintain business interruption insurance coverage, any prolonged disruption in our services or operations could result in a financial loss greater than coverage limits and materially impact our future operations and viability.
A number of our current or potential competitors have greater brand recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do.
Many of our principal competitors are larger companies whose financial resources and scope of operations are substantially greater than ours. Such competitors include security divisions of the Bosch Group, Honeywell International, Schneider Electric, Tyco International, Hanwha and United Technologies, among others. We also compete with many video management system producers such as Avigilon Corporation, Exacq Technologies, Genetec Inc. and Milestone Systems and for cameras with companies such as Axis Communications, Hikvision Digital Technology, Panasonic Corporation and Sony Corporation, among others. Many additional companies, both domestic and international, produce products that compete against one or more of our product lines.
As we move into new markets for different types of products, our brand may not be as well-known as incumbents in those markets. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features. We expect increased competition from other established and emerging companies to the extent our market develops and expands.
Our business is susceptible to risks associated with operations outside of the United States.
We sell products in Europe, the Middle East and Africa (EMEA) through our European based subsidiary and elsewhere outside the U.S. principally by direct export from our U.S. headquarters.
Export sales and sales from our foreign subsidiaries amounted to $8.3 million and $12.3 million, or 31% and 34% of consolidated net sales in fiscal years 2017 and 2016, respectively. Our principal foreign markets are the U.K., Europe, Middle East and the Pacific Rim, which together accounted for approximately 73% of international sales in fiscal 2017. In addition, our principal software engineering and development activities are conducted by our Israeli based subsidiary, which incurs significant local currency operating expenses that are funded by us in U.S. dollars. Our operations outside the United States subject us to risks that we do not generally face in the United States. These include:

•	the burdens of complying with a wide variety of U.S. laws applicable to export controls, foreign operations, foreign laws and different legal standards;

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	counterfeiting of our products or infringement on its intellectual property by third parties;

•	reduced or varied protection for intellectual property rights in some countries;

•	difficulties in managing the staffing of remote operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on distributors in various countries with different pricing policies and forecasting practices;

•	increased financial accounting and reporting burdens and complexity;

•	political, social and economic instability in some jurisdictions; and

•	terrorist attacks and security concerns in general.
If any of these risks were to come to fruition, it could negatively affect our business outside the United States and, consequently, our operating results. Additionally, operating in markets outside the United States requires significant management attention and financial resources. We cannot be certain that the investment of resources to maintain operations in other countries will produce desired levels of revenues or profitability.

Risks Related to this Offering and Ownership of Our Common Stock
NIL Funding Corporation and affiliates beneficially own approximately 47.2% of our shares of common stock, including shares of common stock issuable if the Warrant is exercised in full. NIL is also our secured lender under our revolving credit facility.
NIL, together with its affiliate Anita G. Zucker, as Trustee of the Article 6 Marital Trust, beneficially own 9,000,000 shares of our common stock (including warrants to purchase 1,500,000 shares of our common stock), representing approximately 47.2% of our common stock. NIL is also an affiliate of The InterTech Group, whose Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as the Chairman of our Board of Directors. NIL is also our secured lender under a $6 million secured credit facility. As a result of the foregoing, NIL and its affiliates have the ability to exercise influence over decision-making with respect to our business direction.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, our current credit facility precludes, and any future debt agreements may preclude, us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS
All shares of common stock offered under this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of common stock offered under this prospectus by the selling stockholder. However, we will receive $0.40 per share upon exercise of the Warrant to purchase an aggregate of 1,500,000 shares of common stock which may be resold pursuant to this prospectus. We will pay the fees and expenses (including attorneys’ fees and expenses incurred by the selling stockholder with respect to the registration and sale of the shares offered under this prospectus), other than underwriting fees, discounts and commissions, which will be borne by the selling stockholder. This offering is intended to satisfy our registration obligations pursuant to the Warrant to purchase Common Stock dated April 20, 2017, as amended on July 27, 2017 to register under the Securities Act of 1933, as amended, the resale of the common stock underlying the warrant and the shares issued to the selling stockholder pursuant to the Investment Agreement dated July 27, 2017.

SELLING STOCKHOLDER
As used in this prospectus, the term “selling stockholder” includes NIL Funding Corporation and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from NIL as a gift, pledge or other non-sale related transfer. The shares of our common stock offered under this prospectus may be offered from time to time by the selling stockholder named below or by any of its pledges, donees, transferees or other successors in interest. The issuance of the warrant and the purchase of shares of our common stock by NIL pursuant to a backstop commitment in connection with our recently completed rights offering were effected in transactions exempt from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and Regulation D promulgated thereunder. In connection with such issuance, the selling stockholder represented that it is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D. The selling stockholder also represented that it was acquiring the warrant, the shares of common stock underlying the warrant and the shares of common stock as part of the backstop commitment for the selling stockholder’s own account and not on behalf of any other person and not with a view to any resale, distribution or other disposition of the shares in violation of the Securities Act or any other applicable securities laws.

The following table sets forth as of January 2, 2018: (1) the name of the selling stockholder for whom we are registering shares of our common stock under this registration statement; (2) the number of shares of our common stock beneficially owned by the selling stockholder prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act; (3) the number of shares of our common stock that may be offered by the selling stockholder under this prospectus; and (4) the number of shares of our common stock to be owned by selling stockholder after completion of this offering. The table assumes that the selling stockholder will sell all of the shares offered by it in this offering. However, we are unable to determine the exact number of shares that actually will be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus but we will receive $0.40 per share upon the exercise of the Warrant by the selling stockholder. The amounts and information set forth below are based upon information provided to us by the selling stockholder or its representative, or on our records, as of January 2, 2018. The percentage of beneficial ownership for the following table is based on 17,552,623 shares of our common stock outstanding as of January 2, 2018.
To our knowledge, based upon an Amended Schedule 13D filed by Anita G. Zucker, as Trustee of the Article 6 Marital Trust (the “Trust”) with the Securities and Exchange Commission on December 20, 2017, Ms. Zucker has sole voting and investment power with respect to all shares of our common stock shown in the table to be beneficially owned by the selling stockholder, which is a subsidiary of the Trust. Except as described below in Material Relationships between Selling Stockholder and Vicon, the selling stockholder has not had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, the selling stockholder is not an affiliate of a broker-dealer. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

	Shares Beneficially Owned Prior to the Offering (1)			Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Number	Percentage	Number of Shares Being Offered	Number	Percentage

NIL Funding Corporation	9,000,000	47.2%	9,000,000	----	----

(1)	Includes 1,500,000 shares of common stock issuable upon exercise of warrants to purchase common stock NIL Funding Corporation has the right to purchase within 60 days at $.40 per share.

Material Relationships Between Selling Stockholder and Vicon
On March 4, 2016, we entered into a Credit Agreement with NIL Funding Corporation to provide a $3 million revolving line of credit for working capital purposes, which was subsequently amended and restated on two occasions as described below. On August 18, 2016, we entered into an Amended and Restated Credit Agreement with NIL which increased the $3 million revolving line of credit to $6 million. On April 20, 2017, we entered into a Second Amended and Restated Credit Agreement effectively providing us with $2 million of additional borrowing availability. In connection with the Second Amended Agreement, we issued NIL a three-year warrant to purchase 1,500,000 million shares of our common stock at a price of $.40 per share. On July 27, 2017, we entered into an Investment Agreement with NIL, under which NIL agreed to backstop our rights offering and purchase up to $3,000,000 of our shares of common stock, which we refer to as the Backstop Commitment, subject to the terms and conditions of the Investment Agreement.  Pursuant to the Investment Agreement, following the closing of our recent rights offering, NIL purchased 7,500,000 shares of our common stock for an aggregate purchase price of $3,000,000.

Pursuant to the Warrant to Purchase Common Stock issued to NIL on April 20, 2017, as amended on July 27, 2017, we agreed to file a registration statement to register the shares of our common stock underlying the Warrant and the shares of our common stock NIL acquired pursuant to the Backstop Commitment.  We also agreed to indemnify NIL for losses arising out of the registration of the shares. NIL together with its affiliates beneficially own approximately 47.2% of our common stock.

NIL Funding Corporation is an affiliate of The InterTech Group, whose Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as the Chairman of our Board of Directors.

PLAN OF DISTRIBUTION
The selling stockholder and any of its respective pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all its respective shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the selling stockholder(s) to include the pledgee, donees, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the pledgees, donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable Financial Industry Regulatory Authority, Inc., or FINRA, rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.
The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such transactions meet the criteria and conform to the requirements of that rule.
The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholder is subject to the prospectus delivery requirements of the Securities Act.
To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the name of the selling stockholder, the purchase price and public offering price, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We agreed to keep the registration statement of which this prospectus is a part effective until such time that all shares covered by the registration statement may be sold under Rule 144 without volume limitations. We will bear all fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all fees and expenses in connection with the filing of any registration statement or prospectus supplement, fees and expenses of compliance with securities or “blue sky” laws, transfer agent fees, the maintenance of the effectiveness of the registration statement, and the listing of the shares on the NYSE American exchange, including all registration, filing, qualification, printing, accounting and other fees and expenses. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.
LEGAL MATTERS
The validity of the common stock that may be offered hereby will be passed upon for us by Fox Rothschild LLP, New York, New York.
EXPERTS
The financial statements as of September 30, 2017 and 2016 and for each of the two years ended September 30, 2017 incorporated by reference in this Prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm. The report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern appearing elsewhere therein and incorporated by reference in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits.  You can find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. You may also read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  We also make available on our website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our website address is www.vicon-security.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Vicon that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.
The following documents are incorporated by reference into this prospectus, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the SEC on December 29, 2017;

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the effective date of the registration statement that includes this prospectus shall be deemed to be incorporated by reference into this prospectus.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:
Vicon Industries, Inc.
135 Fell Court
Hauppauge, New York 11788
(631) 952-2288
cschneider@vicon-security.com

Copies of these filings are also available through the “Investor Relations” section of our website at www.vicon-security.com.  For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$482
Fees and expenses of legal counsel for Vicon	20,000
Fees and expenses of accountants for Vicon	5,000
Total	$25,482
Item 15. Indemnification of Directors and Officers
The Company was incorporated under the laws of the State of New York and is subject the provisions of the New York Business Corporation Law. Under Sections 721-726 of the New York Business Corporation Law (summarized below), and subject to the procedures and limitations therein, the Company is empowered to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its certificate of incorporation or bylaws.
The Company’s articles of incorporation do not contain indemnification provisions. Article XII of the Company’s bylaws requires the Company to indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal (and whether or not by or in the right of the Company or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise), by reason of the fact that he, his testator or intestate is or was a director or officer the Company or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Company, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therein, provided that (i) no such indemnification may be made if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled; (ii) no such indemnification shall be required with respect to any settlement unless the Company shall have given its prior approval thereto, and (iii) the Company shall not be obligated to indemnify any person if and to the extent such person is entitled to indemnification under an insurance policy.
Section 721 of the New York Business Corporation Law provides that indemnification pursuant to the New York Business Corporation Law will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the New York Business Corporation Law provides that a person who is or was a director or officer of the corporation or who is or was serving as a director or officer of any other corporation or entity may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.
        Section 723 of the New York Business Corporation Law specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in Section 723.
Section 724 of the New York Business Corporation Law provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the New York Business Corporation Law.
Section 725 of the New York Business Corporation Law contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.
Section 726 of the New York Business Corporation Law authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits
The exhibits filed as part of this registration statement are as follows:

Number	Description
4.1	Warrant to Purchase 1,500,000 shares of Common Stock, dated April 20, 2017, issued to NIL Funding Corporation (Incorporated by reference to the Current Report on Form 8-K dated April 20, 2017).
4.2
Amendment to Warrant to Purchase 1,500,000 shares of Common Stock, dated July 27, 2017, between the Registrant and NIL Funding Corporation (Incorporated by reference to the Current Report on Form 8-K dated July 27, 2017).

4.3	Investment Agreement, dated as of July 27, 2017, between the Registrant and NIL Funding Corporation (Incorporated by reference to the Current Report on Form 8-K dated July 27, 2017).
5.1	Opinion of Fox Rothschild LLP.
23.1	Consent of BDO USA, LLP.
23.2	Consent of Fox Rothschild LLP (included in the Exhibit 5.1).

Item 17. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York, on the 5th day of January, 2018.

Vicon Industries, Inc.
(Registrant)

By:	/s/ John M. Badke
Name:	John M. Badke
Title:	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY
We, the undersigned officers and directors of Vicon Industries, Inc., hereby severally constitute and appoint John Badke and Julian A. Tiedemann, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ John M. Badke	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	January 5, 2018
John M. Badke

/s/ Julian A. Tiedemann	Director	January 5, 2018
Julian A. Tiedemann

/s/ Arthur D. Roche	Director	January 5, 2018
Arthur D. Roche

/s/ Steven E. Walin	Director	January 5, 2018
Steven E. Walin

/s/ Warren J. White	Director	January 5, 2018
Warren J. White